Exhibit 10.4
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into as of March 2, 2012 (the “Effective Date”), by and between NovaStar Financial, Inc. (the “Company”) and Matthew Lautz (“Employee”).

1.	EMPLOYMENT BY THE COMPANY

1.1Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. Employee and the Company acknowledge that Employee was, but no longer is, employed by Corvisa, LLC, an indirect subsidiary of the Company (“Corvisa”) and may become employed by other members of the Company Group (defined below), as an at-will employee, and that such other employment, by itself, shall not be deemed to violate any of the provisions hereof or diminish the Company's rights hereunder.

1.2Term. Employee's employment with the Company shall commence on the Effective Date and continue for a period of three (3) years, unless sooner terminated pursuant to the provisions of this Agreement (“Original Period”). Upon the conclusion of the Original Period, this Agreement shall continue for successive one (1) year periods (each a “Renewal Period”) unless the Company or Employee has given written notice to the other party, at least sixty (60) days prior to the beginning of any such Renewal Period, that such party does not wish to continue the Agreement for such Renewal Period. The Original Period and any Renewal Period(s) that go into effect are referred to collectively as the “Employment Period.”

1.3Duties. Employee shall be employed by the Company in the position of Chief Information Officer reporting to the chief executive officer or any officer designated by the chief executive officer. Employee shall have the authority, duties and responsibilities assigned to Employee by the chief executive officer or any officer designated by the chief executive officer from time to time, and shall perform such duties in accordance with the Company's policies and practices, including, but not limited to, its employment policies and practices.
1.4Efforts. Employee hereby agrees that he will devote his working time and attention, and give his diligent effort and skill, to the business and interests of Company on a full-time basis, and that he will perform such services as may from time to time be assigned to him, and shall do his utmost to further enhance and develop the best interests and welfare of the Company in all respects.
1.5Conflicts. Employee shall not, without prior written consent of the Company, at any time during the Employment Period, accept employment with any individual, corporation, partnership, limited liability company or partnership, association, governmental authority, trust or any other entity or organization (“Person”) other than the Company or any member of the Company Group. In addition, without the prior written consent of the Company, Employee shall not render services of a business, professional or commercial nature to any person other than the Company or any member of the Company Group, or engage in any venture or activity, if the Company in good faith believes that such services, venture or activity interferes with Employee's performance of his duties.
1.6Authority. Employee represents and warrants to the Company that he has not entered into any non-competition, non-solicitation, confidentiality or other agreement, and is not now under any obligation of a contractual or other nature, that would prevent Employee from entering into this Agreement or performing his duties hereunder. Employee hereby represents and warrants to the Company that Employee has not misappropriated any confidential, business proprietary, trade secret and/or other any other business information from any of Employee's former employers, and hereby covenants and agrees that Employee shall not use or disclose to the Company any such information in performing his or her job duties for the Company or otherwise.

2.	COMPENSATION
2.1Base Salary. The Company agrees to pay Employee an initial minimum annual base salary (“Base Salary”) of Two Hundred Thousand Dollars ($200,000), payable in accordance with the Company's regular payroll schedule, but reduced dollar-for-dollar by any amount of base salary paid to Employee by any member of the Company Group. The Base Salary shall be reviewed annually by the Company and may be adjusted upward or downward in accordance with the Company's performance review policies. Any adjustment to the Base Salary will become the “Base Salary” for purposes of this Agreement.
2.2Incentive Pay. Employee shall be eligible to receive incentive compensation (“Incentive Pay”) of up to One Hundred Fifty Thousand Dollars ($150,000) based upon goals established by the Company from time to time, but reduced dollar-for-dollar by any amount of incentive compensation paid to Employee by any member of the Company Group. The Company may prospectively increase or decrease Employee's Incentive Pay and any Incentive Pay target amount thereof, and may prospectively modify any Incentive Pay program or structure, at any time in its sole discretion; provided, however, that the Company shall not have the right to decrease or alter the terms of any Incentive Pay to the extent the amount or terms thereof are set forth in a written agreement between Employee and the Company, other than modifications made in accordance with the terms of such agreement. Incentive Pay for any calendar year or portion thereof shall be deemed earned only at the end of such calendar year, except to the extent otherwise provided in this Agreement or any other written agreement between Employee and the Company, and shall be paid by the Company (and, as the case may be, any member of the Company Group) no later than March 15 of the calendar year following the calendar year in which such Incentive Pay is earned. Should Employee no longer be employed by the Company on the date on which any Incentive Pay is deemed pursuant to the foregoing to be earned, Employee shall not be eligible or entitled to such Incentive Pay or to any pro-rata portion thereof.
2.3Benefits. The Company and Employee acknowledge that Employee is entitled to participate in any employee benefits plans, perquisites and fringe benefits (“Benefits”) that the Company directly or indirectly extends generally from time to time to other similarly-situated employees.. To the extent Employee receives Benefits from any member of the Company Group, then such Benefits are in lieu of similar Benefits to be provided by the Company to the extent thereof, it being understood that Employee does not expect to receive duplicate or supplemental Benefits thereby. Separate written descriptions of available Benefits will be provided or made available from time to time, it being acknowledged that the Company and any member of the Company Group may, in their sole and absolute discretion, modify these benefits in whole or in part at any time.
2.4Taxes. Employee shall be responsible for the payment of all taxes associated with the Base Salary, any Incentive Pay awarded to Employee in accordance with Section 2.2 hereof, any Benefits received by Employee in accordance with Section 2.3 hereof, and any Equity Awards (as defined below) awarded to Employee in accordance with Section 2.7.
2.5Vacation. Employee shall be entitled to four (4) weeks of paid vacation per calendar year, which will be earned at a rate of one week on the first day of each quarter of the calendar year, and taken in accordance with the Company's standard vacation policies. Employee shall be permitted to “roll forward”

to a succeeding calendar year up to two (2) weeks of vacation time which was not used in the current calendar year. Any vacation taken with respect to Employee's employment with any member of the Company Group shall be deemed to reduce the amount of vacation available to Employee from the Company, day for day.
2.6Business Expenses. The Company shall reimburse Employee for any and all necessary, customary and usual expenses, properly receipted in accordance with the Company's policies and procedures, incurred by Employee on behalf of the Company. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. The reimbursement of an eligible expense will be made in accordance with the Company's policies and procedures, but in no event later than the last day of the calendar year following the calendar year in which the expense is incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.
2.7Equity Awards. Equity or equity-based compensation awards including, without limitation, stock options and/or restricted stock (“Equity Awards”) may be offered to certain employees of the Company from time to time, at the sole discretion of the Company. Such Equity Awards, if any, shall be governed solely by one or more separate agreements and the provisions of any plan governing such awards.

3.	TERMINATION OF EMPLOYMENT
3.1Termination by the Company for Cause. Employee's employment may be terminated by the Company for Cause at any time by delivery of written notice of termination to Employee. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events, as determined in the good faith judgment of the chief executive officer or the Board of Directors of the Company:
a.Employee's conviction of, or entry of a plea of nolo contendere to, any felony involving theft or willful destruction of money or other property, or any felony or misdemeanor involving moral turpitude, dishonesty or fraud, or any other felony or misdemeanor where the performance of Employee's obligations to the Company is materially and adversely affected;
b.willful misconduct, gross negligence or gross insubordination of Employee in connection with the performance of his duties and services to the Company;
c.Employee's breach of his material obligations under this Agreement; or
d.any act by Employee constituting fraud, breach of fiduciary duty or intentional malfeasance or misfeasance, whether or not against the Company or its affiliates, which is materially harmful to the Company, any member of the Company Group, or their reputation.
3.2Termination by the Company without Cause. Employee's employment may be terminated by the Company without Cause at any time by delivery of written notice of termination to Employee. A termination of this Agreement by the Company with respect to a Renewal Period pursuant to Section 1.2 shall not be deemed a termination of employment by the Company without Cause.
3.3Termination by Employee. Employee's employment may be terminated by Employee upon not less than thirty (30) days' prior written notice from Employee to the Company. A termination of this Agreement by the Employee with respect to a Renewal Period pursuant to Section 1.2 shall not be deemed a termination of employment by the Employee.
3.4Termination for Death or Disability. Employee's employment shall be terminated automatically upon the death of Employee, and may be terminated by the Company, by delivery of written notice of termination to Employee, following the Disability of Employee, consistent with any rights or obligations of the Company and the Employee under the Americans with Disabilities Act and other applicable law. Termination for death or Disability is separate and distinct from termination with Cause and from termination without Cause, and will give rise only to the rights and obligations expressly provided in Section 4.3 hereof.
3.5Disability Defined. For purposes of this Agreement, Employee shall be considered to be suffering from a “Disability” if, as determined in the good faith judgment of the chief executive officer, Employee is unable to materially perform his duties hereunder with or without reasonable accommodation for an aggregate of ninety (90) days (whether or not consecutive) during any one hundred eighty (180) day period.
3.6Termination for Good Reason. Employee may terminate his employment for Good Reason upon not less than thirty (30) days' prior written notice from the Employee to the Company, which notice must be provided not more than ninety (90) days after the initial existence of the event giving rise to such Good Reason. “Good Reason” means any of the following: (i) a material adverse reduction in Employee's duties or responsibilities (not due to Disability), (ii) a relocation of Employee's offices on the date hereof to a location more than fifty (50) miles from the primary offices of the Company or any company within the Company Group (without the consent of the Employee), or (iii) the failure of the Company to pay the Employee the compensation he is due pursuant to this Agreement. The Company has the right, but not the obligation, to cure any such conditions, and thus negate the termination for Good Reason, during the notice period.
3.7Termination Upon Change of Control. Employee's employment may be terminated upon the occurrence of, or at any time after, a Change of Control (as defined in Section 3.8) by delivery of written notice of termination to Employee.
3.8Change in Control. A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied.
a.Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company; any trustee or other fiduciary holding securities under an executive benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company), is or becomes the “beneficial owner” (as defined by Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company (not including any securities acquired directly from the Company or from a transferor in a transaction expressly approved or consented to by the Board of Directors) representing more than 50% of the combined voting power of the Company's then outstanding securities; or
b.During any period of two consecutive years (not including any period prior to the execution of the Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this section), (i) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or (ii) whose election is to replace a person who ceases to be a director due to death, disability or age, cease for any reason to constitute a majority thereof; or
c.The stockholders of the Company approve a merger or consolidation of the Company with another corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an executive benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or
d.The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.
3.9Automatic Resignation from Other Employment and Positions Within the Company Group. Upon the Date of Termination, Employee will automatically be deemed to have terminated his employment, if any, by any other member of the Company Group and have tendered his resignation from any and all positions (including, without limitation, officer, director and manager positions) then held with the Company or with any member of the Company Group, without any separate or additional payment, benefit or obligation being owed or payable to him by the Company or any member of the Company Group. A termination of Employee's employment with any member of the Company Group (not the Company), however, shall not be deemed a termination of employment under this Agreement.
3.10Administrative Leave. In the case of any termination pursuant to this Article 3, or the Company's consideration of a termination thereby, the Company may elect (but is not obligated) to place Employee on paid administrative leave during the notice period thereof (if applicable) or during such consideration, as the case may be. During such leave, the Company may prohibit or restrict the Employee from the Company and/or the Company Group offices and from contacting the Company and/or the Company Group employees, suppliers and/or customers.
3.11Exclusive Methods of Termination. This Agreement may only be terminated as set forth in Section 1.2 or this Article 3.

4.	TREATMENT OF COMPENSATION AND BENEFITS UPON TERMINATION
4.1For Cause; By the Employee. If Employee's employment is terminated pursuant to Section 3.1 or 3.3, Employee will be entitled to receive only the following: (a) Employee's accrued but unpaid Base Salary as of the date that Employee's employment with the Company terminates (the “Date of Termination”); (b) Employee's accrued but unused vacation as of the Date of Termination; (c) reimbursement for business expenses incurred prior to the Date of Termination, to the extent provided in Section 2.6 hereof; and (d) continuation of such benefits as required by law, and not otherwise.
4.2Other than for Cause; For Good Reason; Change of Control. If Employee's employment is terminated pursuant to Section 3.2, 3.6, or 3.7, Employee will be entitled to receive only: (a) the payments and benefits specified in Section 4.1; and (b) a severance amount equal to twelve (12) months of Employee's Base Salary in effect as of the Date of Termination payable in equal installments over such period (commencing on the Date of Termination) in accordance with the Company's regular payroll schedule in effect as of the Date of Termination. Notwithstanding the foregoing, eligibility for any severance amount is contingent upon the Company's receipt and the effectiveness of a general release of claims from Employee on terms satisfactory to the Company in its sole discretion, which release must be provided and become effective within 90 days of the Date of Termination.
4.3For Death or Disability. If Employee's employment is terminated pursuant to Section 3.4, , Employee will be entitled to receive only the payments and benefits specified in Section 4.1.
4.4Section 409A Requirements. It is intended that this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto and any Internal Revenue Service or Treasury rules or other guidance issued thereunder (collectively, “Code Section 409A”). It is also intended that amounts payable pursuant to Section 4.2 of this Agreement qualify for certain exceptions to the definition of “deferred compensation” within the meaning of Code Section 409A. Notwithstanding any other provision in this Agreement to the contrary, if Employee is considered a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to Employee under this Agreement during the six-month period immediately following Employee's separation from service (as determined in accordance with Code Section 409A) on account of Employee's separation from service shall be accumulated and paid to Employee on the first business day of the seventh month following his Date of Termination. Each severance pay installment paid pursuant to Section 4.2 of this Agreement shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding any other provision in this Agreement to the contrary, any references to termination of employment or Date of Termination shall mean and refer to the date of Employee's “separation from service” as that term is defined in Code Section 409A.

5.	ADDITIONAL OBLIGATIONS
5.1Obligation to Maintain Confidentiality. Employee acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company or any member of the Company Group are the property of the Company or the respective member of the Company Group. Such information includes, without limitation, (a) all trade secrets, unpublished proprietary or other information with respect to any business that is conducted or may in the future be conducted by the Company or any member of the Company Group, (b) any present or proposed services or products, including intellectual property rights, software, source code and business methods, (c) all policies and procedures, (d) the identity of, all contracts and agreements with, and all other information relating to the Company's or the members' of the Company Group relationship with third parties, including actual, former, and potential clients, customers, suppliers, lenders and consultants, (e) the manner in which business is conducted, sales techniques, and methods of software development and data processing, and (f) budgets, forecasts, and financial information, and (g) strategic plans and proposals, including acquisition opportunities. Employee agrees that, during the Employment Period and at any time thereafter, Employee will not disclose to any third party or use other than for the Company's or the Company Group's benefit any of such information, observations or data without the Company's or the respective Company Group's written consent, unless and to the extent that the aforementioned matter, (i) become generally known to and available for use by the public other than as a result of Employee's acts or omissions, or (ii) are required to be disclosed pursuant to any applicable law or court order. Employee agrees to deliver to the Company and to each member of the Company Group upon any termination of Employee's employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or any member of the Company Group that Employee may then possess or have under his control.
5.2Ownership of Property. Employee acknowledges that all inventions, software, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company's or Company Group members' actual or anticipated business, research and development, or then existing products or services and that are conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company and Employee hereby assigns, and agrees to assign, all Work Product to the Company. Any copyrightable work prepared in whole or in part by Employee in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under copyright laws, and the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Employee hereby assigns and agrees to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Employee shall promptly disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm the Company's ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).
5.3Third Party Information. Employee understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) that may be subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. While Employee is employed by the Company and at any time thereafter, and without in any way limiting the provisions of Section 5.1 above, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information, unless expressly authorized by the Company in writing or unless and to the extent such Third Party Information is required to be disclosed pursuant to any applicable law or court order.
5.4Noncompetition and Nonsolicitation. In addition to other obligations that the Employee may have to the Company, Employee hereby agrees that Employee shall not, directly or indirectly (other than through and for the benefit of the Company), during the Employment Period and for a period of twelve (12) months immediately after the Date of Termination:
a.anywhere in the United States, transact any business with, own any interest directly or indirectly in, or be associated with or employed in any capacity by or on behalf of any Person engaged or seeking to engage in any business or enterprise competing directly or indirectly with the Company's Business or the Business of any member of the Company Group. For purposes of this Agreement, the term “Business” shall mean (i) mortgage or appraisal management software, product or service development, manufacture and sale, (ii) mortgage or appraisal regulatory compliance software, product or service development, manufacture and sale, (iii) the business of appraisal management companies (AMCs), (iv) providing financial settlement services (including, without limitation, for income tax preparation businesses), tailored banking accounts, small dollar banking products and related services; (v) acting as an intermediary for banking products on behalf of banking institutions, (vi) providing services in the “asset light” third party logistics provider market, (vii) providing services within the local and long distance residential moving industry; and (viii) such other products and services contemplated by the Company's business plan or the business plan of any member of the Company Group, as of the Effective Date or during the Employment Period.
b.solicit, for Employee or any other Person, business from any customers, clients or accounts of the Company or any member of the Company Group or any potential customers, clients or accounts that may be targeted by the Company or any member of the Company Group and in any manner that would likely cause an adverse effect upon the Business, or encourage, in any way or for any reason, any current or potential customer, client or account of the Company or any member of the Company Group to sever or alter the relationship of such customer, client or account with the Company or any member of the Company Group;
c.solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company or any member of the Company Group any employee of the Company or any member of the Company Group, during that person's employment and for a period of twelve (12) months thereafter; or
d.induce any supplier, contractor, vendor, licensor, licensee, business relation, representative or agent of the Company or any member of the Company Group to terminate or modify its relationship with the Company, any member of the Company Group, any of the Company's affiliates, or any of the affiliates of any member of the Company Group, or in any way interfere with the relationship between the Company, any member of the Company Group, any of the Company's affiliates, or any of the affiliates of any member of the Company Group and such other party (including, without limitation, making any negative or disparaging statements regarding the Company, any member of the Company Group, any of the Company's affiliates, or any of the affiliates of any member of the Company Group).
5.5Non-Disparagement. Employee agrees that he shall not disparage the Company, its affiliates (including, without limitation, Streetlinks, LLC, Advent Financial Services, LLC, Mango Moving, LLC, and their successors; collectively, the “Company Group”) or any of its past and present employees, managers, members, products or services. For purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press, to the Company's or the Company Group's employees or to any individual or entity with whom the Company or the Company Group has a business relationship (including, without limitation, any customer, client, supplier, vendor, referral source or other business relation of the Company or the Company Group) that would adversely affect in any manner (a) the conduct of any business of the Company or the Company Group (including, without limitation, any business plans or prospects) or (b) the business reputation of the Company or the Company Group.
5.6Cooperation. Upon the receipt of reasonable notice from the Company (including notice on behalf of the Company by its outside counsel), Employee agrees that while employed by the Company and, subject to Employee's other business commitments in reasonable respects, thereafter, Employee will respond and provide information with regard to matters in which Employee has knowledge as a result of Employee's employment with the Company and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of Employee's employment with the Company. If Employee is required to provide any services pursuant to this Section 5.6 following termination of his employment with the Company, the Company shall, upon presentation of appropriate documentation, reimburse Employee for reasonable out-of-pocket expenses incurred in connection with the performance of such services.
5.7Additional Acknowledgments. Employee acknowledges that the provisions of Section 5.4 are in consideration of good and valuable consideration as set forth in this Agreement. In addition, Employee agrees and acknowledges that the restrictions contained in Section 5.4 do not preclude Employee from earning a living, nor do they unreasonably impose limitations on Employee's ability to earn a living. Employee agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 5.4 outweighs any potential harm to Employee of its enforcement by injunction or otherwise. Employee acknowledges that the Company has and will have extensive goodwill and that the goodwill extends throughout the United States. Employee further acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
5.8Other Rights. Employee recognizes and acknowledges that none of the above provisions, nor the Company's exercise of any rights under this Agreement, shall limit the rights of the Company under applicable statutes and common law rules, including those related to confidentiality and trade secrets.
5.9Investment Exception. Nothing in this Agreement shall be deemed to prohibit Employee from owning (as an investor only) equity or debt investments in any corporation, partnership or other entity which is not competitive with the Company's Business. Any such investments shall not require the Company's prior written consent.

6.	MISCELLANEOUS
6.1Specific Performance. Employee understands and expressly acknowledges that the provisions of Article 5 of this Agreement are material terms of this Agreement and that the covenants and agreements made by Employee in Article 5 of this Agreement are made in consideration of the execution of this Agreement by the Company. Employee acknowledges that any breach of the provisions of Article 5 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. Employee agrees, therefore, that, in addition to any other remedies either of them may have, the Company shall independently be entitled to enforce the specific performance of this Agreement and to seek both temporary and permanent injunctive relief (to the extent permitted by law).
6.2Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The Company may assign this Agreement upon written notice to Employee. Employee may not assign any right or obligation under this Agreement without the prior written consent of the Company, which may be withheld for any or no reason.
6.3Entire Agreement: Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior agreement by and between the parties with respect to the subject matter hereof. This Agreement can be modified only by a written instrument executed by Employee and an officer of the Company (not Employee) duly authorized to do so.
6.4Waiver. Failure to insist upon compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver of or relinquishment of such right or power at any other time or times. References herein to the consent of the Company, or of any member of the Company Group, shall be deemed to mean the written consent of its chief executive officer or board of directors, respectively.
6.5Notices. Any notices, demands and communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (i) if delivered personally or actually received,

(ii) three (3) business days after being mailed, certified mail, return receipt requested, or (iii) one (1) business day after being sent by a nationally recognized overnight delivery service, to the parties as set forth below or at such other address as may have been furnished by a party to the other party in accordance with the foregoing:
If to the Company:    NovaStar Financial, Inc.
2114 Central, Suite 600
Kansas City, Missouri 64108
Attention: W. Lance Anderson

With a copy (which shall not constitute notice) to:
Bryan Cave LLP
Attention: Gregory G. Johnson
1200 Main Street, Suite 3500
Kansas City, Missouri 64105

If to Employee:    Matthew Lautz
[Redacted Personal Address]

With a copy (which shall not constitute notice) to:
Quarles & Brady, LLP
Attention: Michael Aldana
411 E. Wisconsin Avenue
Milwaukee, WI 53202

Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any purpose.
6.6Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.
6.7Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of this Agreement, shall so survive such termination.
6.8No Defense. The existence of any claim, demand, action or cause of action of Employee against the Company, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Company of any covenant or agreement contained herein.
6.9Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
6.10Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Missouri, without regard to conflicts of laws principles.
6.11Representation by Counsel. Employee acknowledges that (i) Bryan Cave LLP has represented the Company in connection with this Agreement, (ii) Quarles & Brady, LLP has represented Employee in connection with this Agreement, and (iii) the terms of this Agreement were the subject of negotiations between the Company and Employee; and their respective legal counsel.
6.12Termination of Employment Agreement with Corvisa. The Company and Employee acknowledge that the Employment Agreement dated November 4, 2010 between Corvisa and Employee has been terminated in conjunction with entering into this Agreement and that such termination does not trigger the payment of any amounts or benefits thereunder or otherwise.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.
EMPLOYEE:
/s/ Matthew Lautz
Matthew Lautz
COMPANY:
NOVASTAR FINANCIAL, INC
By:/s/ W. Lance Anderson
W. Lance Anderson
Chief Executive Officer